UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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Peabody Energy Corporation

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PEABODY ENERGY

701 Market Street St. Louis, Missouri 63101-1826 314.342.7574 Fax 314.342.7720 gboyce@peabodyenergy.com
GREGORY H. BOYCE President and Chief Executive Officer

April 21, 2006

Dear Shareholder:

As you approach the voting for this year's proxy proposals, we wanted to share with you the company's position to aid you in your decision-making.

First of all, thank you for your continued support of Peabody. We continue to emphasize good governance and good management at all levels of the company, and are pleased to have provided superior shareholder returns in recent years.

Peabody was named one of the top 10 large-cap performing stocks in 2005 by the Wall Street Journal. We ranked seventh among Fortune 500 investments. Only one S&P 500 company, Apple, outperformed BTU's share price improvement for each of the past one-, two- and three-year periods. We attained the highest ranking of any mining company among Fortune's Most Admired listing, and placed first among mining and crude oil companies in the important social responsibility category.

In this year's proxy voting, the board of directors recommends that you vote FOR the nominated directors; FOR the appointment of the independent registered public accounting firm; and FOR the increase in the company's authorized shares. (Items 1 - 3)

The board of directors recommends that you vote AGAINST four proposals that the board believes were brought forward by special interests with narrow agendas that do not serve the interest of the company's shareholders. (Items 4 - 7)

Three of the proposals were brought about by labor unions, in the midst of an announced corporate campaign aimed at building up a decades-long decline in membership and dues by the union representing a minority of U.S. mine workers. The fourth was brought about by an environmental group that has fought several of the company's environmentally advanced energy projects. We believe these organizations seek to advance their agendas and not those of the company's shareholders.

We encourage you to read the proxy statement for further information concerning these proposals.

Thank you again for your continued support. Please contact me should you have any questions regarding the company's position on these important issues.

Sincerely,

Gregory H. Boyce